EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following registration statements of our reports dated February 22, 2006, relating to the financial statements and financial statement schedules of The Hartford Financial Services Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Hartford Financial Services Group, Inc. for the year ended December 31, 2005.

Form S-3 Registration No.	Form S-8 Registration Nos.
333-108067	333-105707
333-049170 333-105706 333-034092 033-080665 333-012563 333-125489
DELOITTE & TOUCHE LLP
Hartford, Connecticut
February 22, 2006